Exhibit 8.2

queenie w.s. ng

BARRISTER-AT-LAW

cedr accredited mediator

MPJS Group Limited

Unit 14, Floor 9, Nan Fung Commercial Centre

19 Lam Lok Street, Kowloon Bay,

Kwun Tong District, Kowloon,

Hong Kong

Dear Sirs or Madams,

Re:	Legal Opinion on Certain Hong Kong Legal Matters in relation to MPJS Group Limited (the “Company”) and its operating subsidiaries including, Man Pong Jewellery Limited and Gosheng Jewellery International Limited in Hong Kong (the “Operating Subsidiaries,” collectively with the Company, the “MPJS Group”)

A.	INTRODUCTION

1.	Instructing solicitors, TC & Co. (the “Instructing Solicitors”), are retained by the Company as its legal advisor of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1 (No. ), including all amendments and supplements thereto (the “Registration Statement”, but exclude any other document(s) or agreement(s) whether or not specifically referred to therein or attached as an exhibit or schedule thereto) which has been filed with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), pertaining to (i) the initial public offering (the “Offering”) of 1,500,000 ordinary shares of the Company with a par value of US$0.00001 per share (the “Ordinary Shares”); (ii) an option for a period of 45 days granted to the representative of the underwriters of the Offering after the closing of the Offering to purchase up to an additional 225,000 Ordinary Shares (representing approximately 15% of the number of Ordinary Shares sold in Offering) to cover over-allotments; and (iii) the resale of up to 1,300,000 Ordinary Shares by one existing shareholder of the Company as stated in the Registration Statement which are presently issued and outstanding (collectively, the “Transaction”) as set forth in the Registration Statement.

2.	I am instructed to advise on the relevant laws and regulations in relation to the business operation of the MPJS Group in Hong Kong. This opinion is confined to the laws now prevailing in Hong Kong and presently applied by the local courts and tribunals with the latter being governed by and interpret such laws accordingly. I confirm that I am a lawyer qualified to practice in Hong Kong and to give this legal opinion. I express no view in respect of the laws of any other jurisdictions. On the assumption that there is nothing in the laws of any other jurisdiction which might impact this opinion, hence no investigation of nor comment of any sort in relation to the laws of any other jurisdiction is canvassed herein. Any reference to “laws” or “law” herein is a reference to the common law, principles of equity, legislations and/or regulations so constituted.

3.	In dispatching this opinion, the Registration Statement has been examined and reliance is grounded on the assumptions set out in paragraph 5 hereinbelow save and except otherwise mentioned with no third-party verification of such assumptions. This opinion is too subject to the qualifications and reservations set out in paragraph 6 hereinbelow save and except as stated otherwise herein.

B.	OPINION

4.	Based solely on the Registration Statement and reading together with the qualifications, assumptions and limitations set forth herein, barring any withholding and/or non-disclosure of matters of substance, and paying due regard to the current laws of Hong Kong whereof relevance being duly considered, I opine that:

(a)	the narration of Hong Kong laws set forth in the Registration Statement on the prospectus cover pages and under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Business”, “Regulations” and “Legal Matters”, with each topic insofar giving concise account of Hong Kong laws, having encapsulating the matters fairly and unerringly referred to therein in all material respects with nothing being omitted from such narration thus conducing to the same being misleading in any material aspect;

erik shum’s chambers

Unit D, 33rd Floor, United Centre, 95 Queensway, HONG KONG

TEL:2155 9343 FAX:2155 9323 email:queenieng@eschambers.com.hk

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(b)	the narration of Hong Kong laws set forth in the Registration Statement under the caption “Taxation — Hong Kong Taxation” with such topic insofar giving a concise account of local tax laws having encapsulated such laws with respect to Hong Kong tax laws being applicable to the business of the Operating Subsidiaries incorporated in Hong Kong in all material respects;

(c)	based on the respective Certificates of Incorporation and Annual Returns of the Operating Subsidiaries filed with the Companies Registry, the relevant Business Registration Certificates and the Certificates of Registration for Category A Registrant issued to the Operating Subsidiaries pursuant to the Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong) and the record of payment of the required annual fees, (i) all entities of the MPJS Group have received all requisite permissions or approvals from the Hong Kong authorities to operate their business in Hong Kong by complying with the registration requirements under Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) and Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong); (ii) apart from the abovementioned registration requirements, members of the MPJS Group are not required to obtain any other permissions or approvals from Hong Kong authorities to operate their business in Hong Kong; and (iii) the aforesaid permissions or approvals received by members of the MPJS Group have not been denied by any relevant Hong Kong authority;

(d)	members of the MPJS Group are not required to obtain any requisite permissions or approvals from the Hong Kong authorities before listing in the U.S. and offering the Ordinary Shares to foreign investors; and members of the MPJS Group have not applied for any such permissions or approvals, nor have they been denied by any relevant Hong Kong authority;

(e)	based on the litigation search conducted by a third-party search agent recently, members of the MPJS Group are not currently party to any material litigation proceedings in Hong Kong; and

(f)	the Transaction as set forth in the Registration Statement is not in violation of the laws of Hong Kong.

C.	ASSUMPTIONS

5.	The opinion set out herein is grounded on the following assumptions:

(a)	all statements of fact conveyed and/or expressed in the Registration Statement are true, accurate and being verified with absence of omission thereof; and

(b)	no laws other than Hong Kong laws would impact upon the opinion stated herein save and except insofar the laws of any jurisdiction other than Hong Kong may be relevant, such laws have been duly complied with.

D.	QUALIFICATIONS

6.	The opinion set out herein is subject to the following qualifications:

(a)	the narration of Hong Kong laws mentioned in paragraph 5 hereinabove merely set out the relevant local laws and regulations in a broad sense thus not constituting a full and comprehensive legal opinion on such matter;

(b)	no view is expressed and/or comment is made whether any or all of the members of the MPJS Group have been or will be in due compliance with all the laws of Hong Kong;

(c)	disclaimer is expressly proclaimed in respect of any of our liabilities which might be incurred in relation to in any part of the Registration Statement other than the narration of Hong Kong laws mentioned in paragraph 4 hereinabove;

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(d)	this opinion is presented solely and exclusively on the description of the nature the business and the type of activities of the MPJS Group set out in the Registration Statement and no view is expressed and/or comment is made in relation to the accuracy and/or the entirety thereof;

(e)	no view is expressed and/or comment is made on the past, present or future financial performance and/or soundness and/or standing or the business prospect be that in terms of success or otherwise of the MPJS Group;

(f)(i)	the common law is the bedrock upon which Hong Kong’s “capitalist system and way of life” stands, as referred to in Article 5 of the Basic Law. It infuses every aspect of life in Hong Kong, be it political, economic or social.

(ii)	on 1 July 1997 Hong Kong became the Hong Kong Special Administrative Region of the PRC. On 4 April 1990 the National People’s Congress of the PRC (the “NPC”) adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30 June 1997, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained, except for any that contravene the Basic Law, and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force on 30 June 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law. On 23 February 1997, the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that the “laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is The Application of English Law Ordinance (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. I have assumed in giving the opinions set out in this letter that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively from 1 July 1997 and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. The judgment of the Court of Appeal of the High Court of Hong Kong in HKSAR v Ma Wai Kwan David and Others supports this assumption. I have assumed that no laws in effect in Hong Kong prior to 1 July 1997 relevant to the opinions expressed in this letter will be treated as contravening the Basic Law, and that no such laws will require any modification, adaptations, limitations and exceptions in any material manner in order to bring them into conformity with the status of Hong Kong as a Special Administrative Region of the PRC. I am not able to predict, and accordingly are unable to express an opinion on, whether laws in effect in Hong Kong prior to 1 July 1997 may in future be found to contravene the Basic Law; and

(iii)	(a) In June 2020, The Hong Kong National Security Law, officially, the Law of the People’s Republic of China on Safeguarding National Security in the HKSAR (“NSL”) was passed on 30 June 2020 by the Standing Committee of the National People’s Congress (“NPCSC”).

(b) There are four categories of offences covered by the NSL, namely, secession, subversion against the regime, terrorism, and collusion with foreign organizations.

(c) The latest interpretation of 2020 by the NPCSC in relation to Article 14 & 47 of NSL announces the binding effect of the certification by the Chief Executive on the courts involving national security matters and state secrets.

(d) The Safeguarding National Security Ordinance (“SNSO”), was passed by the Legislative Council on 19 March 2024 and came into effect on 23 March 2024.

(e) National security concerns international threats, such as cyber criminals and violent non-state extremists as well as the domestic threats posed by hazardous material releases. The SNSO has fortified the legal framework against terrorist activities under existing law and clearly sets out the various specific criminal acts and elements that constitute the five types of offences – treason, insurrection, sabotage, external interference, and theft of state secrets and espionage.

(g)	I express no opinion as to taxation (other than the opinion stated in paragraph 4(b) of this opinion) or accounting matters.

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E.	OPERATING SUBSIDIARIES

7.	Since the Operating Subsidiaries carry on business and generate profits in Hong Kong, such profits are subject to Hong Kong profits tax. Under the relevant tax law in Hong Kong, the Operating Subsidiaries are required to complete and file tax returns within the stipulated time with the Inland Revenue Department (the “IRD”) for each tax year. In respect of the 2023/24 tax year, the Operating Subsidiaries have omitted to file the tax returns within the stipulated time. The late filing of tax returns of the Operating Subsidiaries with the IRD for 2023/24 tax year was the result of inadvertent oversight.

As the Operating Subsidiaries failed to file the said profits tax returns by the filing deadline for the 2023/24 tax year, the Operating Subsidiaries may be liable under section 80(2) to a fine of either HK$1,500 OR HK$3,000 if the taxable profit is HK$10,000 (or less) together with a notice to compound offence(s) and if the taxable profit is less than HK$500,000, a notional surcharge will be levied together with a notice to compound offence(s). As an alternative to proceeding with a prosecution, the Commissioner of Inland Revenue could assess additional tax under section 82A of the IRO i.e. in the event the taxable profit is more than HK$500,000, the internal criteria, in general, guiding the Inland Revenue would be levying a 3 level fine (viz 1st level is the same amount as the tax charged, 2nd level is doubling the amount of the tax charged, 3rd level is trebling the amount of the tax charged).

F.	OTHERS

8.	For the purposes of the opinions set out in this letter, I do not express or imply any opinion herein as to the laws of any jurisdiction other than those of Hong Kong. This opinion is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the Commission on the date of this opinion and may not be used and may not be relied upon for any other purpose without our prior written consent.

9.	Except with my prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. My liability under this letter shall not exceed the amount of legal fees received by us from the Company via my Instructing Solicitors in relation to the Transaction.

10.	This opinion is given in respect of the laws of Hong Kong which are in force at, and is based upon facts and circumstances in existence at 8:00 am Hong Kong time on the date of this opinion. I assume no obligation to update this opinion for any changes in the laws of Hong Kong or other events or circumstances that occur after 8:00 am Hong Kong time on the date of this opinion.

G.	Consent

11.	I hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to my name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Dated the 30th day of April, 2025

/s/ QUEENIE W.S. NG
QUEENIE W.S. NG
Counsel

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